Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-126381) pertaining to the eLong, Inc. Stock Option Plan dated April 18, 2001 and the eLong, Inc. Stock and Annual Incentive Plan dated July 23, 2004;

(2)	Registration Statement (Form S-8 No. 333-166722) pertaining to the eLong, Inc. 2009 Share and Annual Incentive Plan dated May 11, 2010; and

(3)	Registration Statement (Form S-8 No. 333-175225) pertaining to the eLong, Inc. 2009 Share and Annual Incentive Plan, as amended, dated June 29, 2011;

of our reports dated April 26, 2012, with respect to the consolidated financial statements of eLong, Inc. and the effectiveness of internal control over financial reporting of eLong, Inc. included in this Annual Report (Form 20-F) of eLong, Inc. for the year ended December 31, 2011.

/s/ Ernst & Young Hua Ming

Beijing, People’s Republic of China

April 26, 2012